Exhibit 99.1

Contact:	Tom Brooker/John Patenaude Nashua Corporation 847-318-1797/603-880-2145	Rich Coyle Sard Verbinnen & Co 212-687-8080
NASHUA REPORTS FOURTH QUARTER AND 2006 YEAR END RESULTS
     NASHUA, N.H., February 15, 2007 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal and specialty papers, and imaging products, today announced financial results for the fourth quarter and year ended December 31, 2006.
     Net sales for the fourth quarter of 2006 were $69.3 million, compared to $69.1 million for the fourth quarter of 2005. Gross margin for the fourth quarter of 2006 was $10.7 million, or 15.4%, compared to $10.9 million, or 15.8%, for the fourth quarter of 2005. Income from continuing operations before taxes for the fourth quarter of 2006 was $8.5 million compared to $0.2 million for the fourth quarter of 2005. Nashua reported income from continuing operations for the fourth quarter of 2006 of $4.9 million, or $0.79 per share, compared to income from continuing operations of $0.3 million, or $0.05 per share, for the fourth quarter of 2005. Income from discontinued operations for the fourth quarter of 2006 was $0.4 million as compared to a loss of $0.3 million in the fourth quarter of 2005. Net income was $5.3 million, or $0.86 per share, for the fourth quarter of 2006 compared to a loss of $31,000, or $0.0 per share, in the fourth quarter of 2005. Earnings before interest, taxes, depreciation and amortization, also known as EBITDA, from continuing operations, which included the gain from the sale of real estate in Merrimack, New Hampshire was $10.7 million for the fourth quarter of 2006 compared to $2.3 million for the fourth quarter of 2005.
     The fourth quarter results included a gain of $9.0 million related to the sale of the Merrimack real estate, $0.2 million of income related to the curtailment of the postretirement benefits for certain hourly employees, and an expense related to an impairment of intangible assets of $0.6 million.
     Net sales for the year ended December 31, 2006 were $269.0 million, compared to $272.6 million for the year ended December 31, 2005. Gross margin for the year ended December 31, 2006 was $40.7 million, or 15.1%, compared to $44.6 million, or 16.4%, for the year ended December 31, 2005. Income from continuing operations for the year ended December 31, 2006 was $2.1 million, or $0.34 per share, compared to net income from continuing operations of $1.0 million, or $0.17 per share, for the year ended December 31, 2005. Income from discontinued operations for the year ended December 31, 2006 was $1.5 million, or $0.24 per share, compared to a net loss of $0.4 million, or $0.07 per share for the year ended December 31, 2005. Net income for the year ended December 31, 2006 was $3.6 million, or $0.58 per share, compared to $0.6 million, or $0.10 per share, for the year ended December 31, 2005. EBITDA from continuing operations was $12.1 million for the year ended December 31, 2006, compared to $9.6 million for the year ended December 31, of 2005.
     The proceeds from the sale of real estate in Nashua and Merrimack, New Hampshire and the liquidation of the assets of the toner business were utilized to reduce Nashua’s bank debt from approximately $29 million at the end of 2005 to approximately $5 million at the end of 2006. In November 2006, the Company implemented a stock repurchase program demonstrating its commitment to enhancing shareholder value.

Business Segment Highlights
Label Products:
     Nashua’s Label Products segment, which prints and converts product for grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the fourth quarter of 2006 of $28.6 million, gross margin of $4.5 million, or 15.6%, and pre-tax operating income of $0.8 million. Net sales for the fourth quarter of 2005 were $29.3 million, gross margin was $4.5 million, or 15.3%, and pre-tax operating income was $1.7 million. Net sales for fiscal year 2006 were $109.7 million, gross margin was $16.3 million, or 14.9%, and pre-tax income was $3.5 million. Net sales for 2005 were $109 million, gross margin was $16.1 million, or 14.8%, and pre-tax income was $5.4 million.
     The sales growth was fueled by strong sales in the Radio Frequency Identification (RFID) product line, which increased from $581,000 in 2005 to $1.5 million in 2006. Sales growth in the industrial barcode, retail shelf and ticket product lines for the year offset declines in the supermarket and Inform product lines. Margins for the year were negatively impacted by severance and plant consolidation costs due to the closure of the label converting plant in St. Louis, Missouri and consolidation of manufacturing into plants located in Omaha, Nebraska; Jefferson City, Tennessee and a new facility located in Jacksonville, Florida. Pre-tax income for the quarter and year for the Label business was impacted by a one-time $0.6 million impairment expense related to intangible assets. The Company also incurred losses of $0.4 million related to its investment in Tec Print LLC.
Specialty Paper Products:
     Nashua’s Specialty Paper Products segment, which includes its paper coating and converting businesses, reported net sales for the fourth quarter of 2006 of $42.0 million, gross margin of $6.3 million, or 15.0%, and pre-tax operating income of $0.9 million. Net sales for the fourth quarter of 2005 were $40.8 million, gross margin was $6.5 million, or 15.8%, and pre-tax operating income was $0.5 million. Net sales for fiscal year 2006 were $162.5 million, gross margin was $24.1 million, or 14.9%, and pre-tax operating income was $0.5 million. Net sales for fiscal year 2005 were $166.7 million, gross margin was $28.4 million, or 17.1%, and pre-tax operating income was $4.1 million.
     The Specialty Paper segment had sales growth of 3% on a quarter-to-quarter basis. The increase was driven by improved sales in the coating business. Margins for the quarter improved due to increased sales of products such as our wide-format offerings. Wide-format product sales of $32 million represented a 9% increase on a year-over-year basis. The decrease in sales for the year was primarily a result of lower sales of financial and ribbon product lines and the exit of the carbonless product line by the coated business during the year.
     Margins in the Specialty Paper segment were negatively impacted by the cost associated with the exit from the carbonless product line and the one-time cost associated with the consolidation of space within the Merrimack facility. In addition, the margins were negatively impacted by the startup cost associated with opening the new wide-format facility located in Cranbury, New Jersey.
     Operating income for the year for the Specialty Paper segment was also impacted by pension curtailment cost associated with the freeze of the pension benefits for certain hourly employees.

     Thomas Brooker, Nashua’s President and Chief Executive Officer, stated, “Legacy issues addressed during 2006 position the Company to aggressively pursue our strategy to create more opportunities in existing and prospect accounts. This strategy is directed at generating sales growth, pursuing higher-margin business and increasing plant utilization rates. We are increasing the size of the sales force and representatives are focused on markets and applications that match up best to our expertise. Our nationwide manufacturing and distribution network provides the flexibility and responsiveness customers require. We have existing capacity in our manufacturing facilities that will allow us to service new opportunities.”
     Brooker continued, “I believe Nashua is well positioned to deliver improved performance.”
Use of Non-GAAP
     EBITDA is presented as supplemental information, which the management of Nashua believes, may be useful to some investors in evaluating Nashua because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.
About Nashua
     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. Nashua’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-Looking Statements
     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “will,” “believe” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, Nashua’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, and other risks set forth in Nashua’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent Nashua estimates only as of the date of this press release and should not be relied upon as representing Nashua estimates as of any subsequent date. While Nashua may elect to update forward-looking statements at some point in the future, Nashua specifically disclaims any obligation to do so, even if its estimates change.

Fourth Quarter 2006 Earnings Results

NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands, except per share amounts (Unaudited)	2006	2005	2006	2005

Net sales	$69,287	$69,061	$269,043	$272,585
Cost of products sold	58,594	58,142	228,389	227,972

Gross margin	$10,693	$10,919	$40,654	$44,613
Gross margin %	15.4%	15.8%	15.1%	16.4%

Selling, distribution and administrative expenses	10,382	10,312	42,979	41,975
Research and development expenses	122	142	644	562
Loss from equity investment	250	34	440	34
Interest expense, net	290	468	1,511	1,758
Other income (1)	(237)	(199)	(1,181)	(1,038)
Impairment of intangible assets	565	—	565	—
Gain on sale of real estate	(8,976)	—	(8,976)	—
Net (gain) loss on curtailment of pension and postretirement plans (2)	(153)	—	580	—

Income from continuing operations before income taxes (benefit)	8,450	162	4,092	1,322

Income tax provision (benefit)	3,555	(143)	1,955	304

Income from continuing operations	4,895	305	2,137	1,018

Income (loss) from discontinued operations, net of taxes (3)	404	(336)	1,462	(422)

Net income (loss)	$5,299	$(31)	$3,599	$596

Earnings per share:
Income from continuing operations	$0.79	$0.05	$0.34	$0.17

Income (loss) from discontinued operations	0.07	(0.05)	0.24	(0.07)

Net income per common share	$0.86	$—	$0.58	$0.10

Average common shares	6,164	6,105	6,140	6,090

Income per common share from continuing operations assuming dilution	$0.79	$0.05	$0.34	$0.17
Income (loss) per common share from discontinued operations assuming dilution	0.06	(0.05)	0.24	(0.07)

Net income per common share assuming dilution	$0.85	$—	$0.58	$0.10

Average common and potential common shares	6,204	6,162	6,194	6,191

(1)	Other income for the three and twelve months ended December 31, 2005 and 2006 represents income from the rental of unused warehouse space at our New Hampshire facilities.

(2)	Net gain on curtailment of pension and postretirement plans for the three months ended December 31, 2006 represents an adjustment to the loss of $0.9 million related to the curtailment of pension benefits for certain hourly employees included in our Specialty Paper Products segment. The net loss on curtailment of pension and postretirement plans for the twelve months ended December 31, 2006 represents $0.7 million related to the curtailment of pension benefits which more than offset a gain of $0.2 million related to the curtailment of postretirement medical and life insurance benefits.

(3)	Income from discontinued operations for the three months ended December 31, 2006 includes the results of our Toner and Developer business which we exited effective March 31, 2006 and the sale of related real estate located in Nashua, New Hampshire. Loss from discontinued operations for the three months ended December 31, 2005 represents the results of our Toner and Developer business. Income from discontinued operations for the twelve months ended December 31, 2006 includes the results of our Toner and Developer business, income from the liquidation of our Photo UK entity, and a loss related to environmental issues resulting from our previously exited Computer Products business. Loss from discontinued operations for the twelve months ended December 31, 2005 represents the results of our Toner and Developer business and a $1.2 million tax benefit related to the settlement of an outstanding Internal Revenue Service audit from the years 1995-2000.

Fourth Quarter 2006 Earnings Results

NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31	December 31
Dollars in thousands	2006	2005

Assets
Cash and cash equivalents	$289	$653
Accounts receivable	29,568	33,922
Inventories	23,764	22,284
Other current assets	2,670	2,980

Total current assets	56,291	59,839

Plant and equipment, net	26,399	36,462
Goodwill, net of amortization	31,516	31,516
Intangibles, net of amortization	606	1,773
Other assets	12,803	15,329

Total assets	$127,615	$144,919

Liabilities and Shareholders’ Equity
Accounts payable	$16,620	$14,992
Accrued expenses	8,639	8,965
Current maturities of long-term debt	—	3,500
Current maturities of notes payable	83	333

Total current liabilities	25,342	27,790

Long-term debt	4,750	25,250
Notes payable	285	368
Other long-term liabilities	28,211	37,777

Total long-term liabilities	33,246	63,395

Common stock and additional capital	22,342	22,023
Treasury stock	—	—
Retained earnings	61,358	57,860
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(14,673)	(26,149)

Total shareholders’ equity	69,027	53,734

Total liabilities and shareholders’ equity	$127,615	$144,919

(a)	Our minimum pension liability adjustment represents a decrease in our minimum pension liability resulting from changes to our pension plans in 2006.

Fourth Quarter 2006 Earnings Results

NASHUA CORPORATION
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

Periods ended December 31, respectively	Three Months		Twelve Months
In thousands (Unaudited)	2006	2005	2006	2005

Net income from continuing operations	$4,895	$305	$2,137	$1,018
Add back:
Interest expense, net	290	468	1,511	1,758
Income tax provision (benefit)	3,555	(143)	1,955	304
Depreciation on fixed assets	1,194	1,489	5,271	6,052
Amortization of intangible assets	729	201	1,220	504

Earnings from continuing operations before interest, taxes,	$10,663	$2,320	$12,094	$9,636

depreciation and amortization

Fourth Quarter 2006 Earnings Results

NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands (Unaudited)	2006	2005	2006	2005

NET SALES

Label Products	$28,553	$29,323	$109,731	$109,005
Specialty Paper Products	42,041	40,816	162,544	166,711
All Other	361	345	2,512	1,601

Reconciling Items:
Eliminations	(1,668)	(1,423)	(5,744)	(4,732)

Net sales	$69,287	$69,061	$269,043	$272,585

PRETAX INCOME (LOSS)

Label Products	$777	$1,674	$3,465	$5,423
Specialty Paper Products	878	482	532	4,144
All Other	(62)	(64)	176	23

Reconciling Items:
Unallocated corporate expenses	(1,829)	(1,462)	(7,546)	(6,510)
Interest expense, net	(290)	(468)	(1,511)	(1,758)
Gain on sale of real estate	8,976	—	8,976	—

Total pretax income from continuing operations	$8,450	$162	$4,092	$1,322

DEPRECIATION AND AMORTIZATION

Label Products	$1,207	$812	$3,227	$2,822
Specialty Paper Products	654	770	2,910	3,283
Reconciling Item:
Corporate	62	108	354	451

Total depreciation and amortization	$1,923	$1,690	$6,491	$6,556

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$88	$102	$762	$1,028
Specialty Paper Products	93	342	1,691	2,730
Reconciling Item:
Corporate	209	11	332	82

Total Investment in plant and equipment	$390	$455	$2,785	$3,840

PENSION AND POSTRETIREMENT EXPENSE

Label Products	$252	$160	$1,108	$643
Specialty Paper Products	244	138	975	552
Reconciling Item:
Corporate	291	76	1,095	234

Total pension and postretirement expense	$787	$374	$3,178	$1,429